TETRA TECH, INC. AND SUBSIDIARIES
Insider Trading Policy

I.THE NEED FOR A POLICY STATEMENT
Federal securities laws prohibit the purchase or sale of securities by a person who is aware of material nonpublic information, and the disclosure of material nonpublic information to others who then trade in a company's securities. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (SEC) and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by company personnel. This policy applies to all Tetra Tech employees.
Tetra Tech's Board of Directors has adopted this Policy Statement both to satisfy our obligation to prevent insider trading and to help our personnel avoid the severe consequences associated with violations of the insider trading laws. The Policy Statement also is intended to prevent even the appearance of improper conduct on the part of anyone employed by Tetra Tech (not just so-called insiders). We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged.

II.THE CONSEQUENCES
The consequences of an insider trading violation can be severe:
A.Traders and Tippers
1.Company personnel (or their tippees) who trade on inside information are subject to the following penalties:
a.A civil penalty of up to three times the profit gained or loss avoided
b.A criminal fine of up to $1,000,000 (no matter how small the profit)
c.A jail term of up to ten years
2.An employee who tips information to a person who then trades is subject to the same penalties as the tippee, even if the employee did not trade and did not profit from the tippee's trading.
B.Control Persons
1.The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal trading, are subject to the following penalties:
a.A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the violation
b.A criminal penalty of up to $2,500,000

C.Company-Imposed Sanctions
An employee's failure to comply with our insider trading policy may subject the employee to Company-imposed sanctions, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.

III.STATEMENT OF POLICY
It is Tetra Tech's policy that no director, officer or other employee who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. In addition, it is Tetra Tech's policy that no director, officer or other employee who, in the course working for the Company, learns of material nonpublic information about a company with which Tetra Tech does business, may trade in that company's securities until the information becomes public or is no longer material.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an expenditure) are not exempt from the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the standards of conduct.
A.Disclosure of Information to Others
Tetra Tech is required under Regulation FD of the federal securities laws to avoid selective disclosure of material nonpublic information. We have established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss Tetra Tech or its business in an internet "chat room" or similar internet-based forum.
B.Material Information
Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. Any information that could be expected to affect Tetra Tech’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:
1.Projections of future earnings or losses, or other earnings guidance
2.Earnings that are inconsistent with the consensus expectations of the investment community
3.A pending or proposed merger, acquisition or tender offer
4.A pending or proposed acquisition or disposition of a significant asset
5.A change in dividend policy, the declaration of a stock split, or an offering of additional securities
6.A change in management
7.A client’s impending bankruptcy or the existence of severe liquidity problems

8.The gain or loss of a significant customer
C.Twenty-Twenty Hindsight
Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities or others might view the transaction in hindsight.
D.When Information is “Public”
If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to consider the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the information is released. If, for example, Tetra Tech were to make an announcement on a Monday, you should not trade in our stock until Wednesday. If an announcement were made on a Friday, Tuesday generally would be the first eligible trading day.
E.Transactions by Family Members
The insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in company securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in our stock.
F.Transactions under Tetra Tech Plans
1.Stock Option Exercises. Tetra Tech’s insider trading policy does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which you elect to have us withhold shares subject to an option to satisfy tax withholding requirements. The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.Employee Stock Purchase Plan. Tetra Tech’s insider trading policy does not apply to purchases of our stock in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. The policy also does not apply to purchases of our stock resulting from lump sum contributions to the plan, provided that you elected to participate by lump-sum payment at the beginning of the applicable enrollment period. The policy does not apply to your election to participate in the plan for any enrollment period, but it does apply to your sales of Tetra Tech stock purchased pursuant to the plan.
G.Additional Prohibited Transactions
Tetra Tech considers it improper and inappropriate for any director, officer or other employee to engage in short-term or speculative transactions in our stock. Accordingly, it is Tetra Tech’s policy that directors, officers and other employees may not engage in any of the following transactions:

1.Short-term Trading. An employee's short-term trading of our stock may be distracting to you and may cause you to unduly focus on our short-term stock market performance instead of our long-term business objectives. For these reasons, any director, officer or other employee with material non-public information who purchases our stock in the open market may not sell any Tetra Tech stock during the six months following the purchase. However, no sale can be made if the employee has material non-public information at the time of the proposed sale. This prohibition applies only to purchases the open market, and does not apply to stock option exercises or other employee benefit plan acquisitions.
2.Short Sales. Short sales of our stock evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in Tetra Tech or its short-term prospects. In addition, short sales may reduce the seller's incentive to improve the Company's performance. For these reasons, short sales of our stock are prohibited by this Policy Statement. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.
3.Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero- cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as other shareholders. Therefore, Tetra Tech strongly discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with our General Counsel, and any request for pre-clearance must be submitted at least one week prior to the proposed execution of documents evidencing the proposed transaction.
4.Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Tetra Tech stock, directors, officers and other employees are prohibited from holding our stock in a margin account or pledging our stock as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Tetra Tech stock as collateral for a loan (including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged stock. Any person who wishes to pledge our stock as collateral for a loan must submit a request for approval to our General Counsel at least one week prior to the proposed execution of documents evidencing the proposed pledge.
5.Post-Termination Transactions. The Policy Statement continues to apply to your transactions in Tetra Tech stock even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in our stock until that information has become public or is no longer material.

IV.COMPANY ASSISTANCE
Any person who has a question about this Policy Statement or its application to any proposed transaction may obtain additional guidance from our General Counsel at general.counsel@tetratech.com.

Ultimately, however, the responsibility for adhering to this Policy Statement and avoiding unlawful transactions rests with the individual employee.

V.CERTIFICATION
All employees must certify their understanding of and intent to comply with this Policy Statement. The certification that employees (other than executive officers) must sign is included as part of the Company’s Acknowledgment form. Directors and executive officers are subject to additional restrictions on their transactions in Tetra Tech stock, which are described in a separate memorandum. Directors, executive officers and employees included on Tetra Tech’s insider list should sign the certification attached to that memorandum.